Exhibit 99.1

2941 Fairview Park Drive, Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

Contact: Lucy Ryan

Tel: 703-876-3631

lryan@generaldynamics.com

March 1, 2017

General Dynamics Appoints Gilliland as Deputy for Operations at General Dynamics Information Technology; Kuryea as Senior Vice President, Human Resources and Administration; Moss as Vice President and Controller

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today announced that M. Amy Gilliland will become the Deputy for Operations for General Dynamics Information Technology. Kimberly A. Kuryea, vice president and controller of the corporation, will succeed Gilliland as the company’s senior vice president, Human Resources and Administration. In addition, William A. Moss, staff vice president, Internal Audit, will replace Kuryea. Moss was elected by the company’s board of directors as a vice president of General Dynamics on March 1. These appointments are effective April 1, 2017.

“Amy Gilliland, Kim Kuryea and Bill Moss bring a wealth of diverse experience to their new positions,” said Phebe N. Novakovic, chairman and chief executive officer. “They will each continue to serve as key members of our leadership team in their new assignments.”

Gilliland will report to S. Daniel Johnson, president of General Dynamics Information Technology and executive vice president of Information Systems and Technology. She will remain a senior vice president and officer of the corporation.

Gilliland, 42, became General Dynamics’ senior vice president, Human Resources and Administration in April 2015. She was appointed a vice president of General Dynamics in February 2014. Previously, she was the staff vice president of Strategic Planning and chief of staff for the chief executive officer from 2012 to 2013, staff vice president of Investor Relations from 2008 to 2012, and director of Strategic Planning from 2005 to 2008. Gilliland earned a bachelor’s degree from the U.S. Naval Academy, a master’s degree from Cambridge University and a master’s degree in business administration from Georgetown University.

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In her new position, Kuryea will report to Phebe Novakovic. She will become a senior vice president and remain an officer of the corporation.

Kuryea, 50, was appointed vice president and controller in 2011. Previously, she was chief financial officer of General Dynamics Advanced Information Systems from 2007 to 2011 and staff vice president, Internal Audit from 2004 to 2007. Prior to joining General Dynamics in 2000 as director of Financial Planning and Analysis, Kuryea worked for Arthur Andersen LLP in its government contracting practice. Kuryea holds a bachelor’s degree in accounting from Georgetown University and a master’s of business administration from Duke University.

Moss will report to Jason W. Aiken, senior vice president and chief financial officer, in his new role as controller.

Moss, 53, began his role as staff vice president, Internal Audit in 2015. Previously, Moss served as the staff vice president, Accounting at corporate headquarters from 2010 to 2015. Moss also served as the director, Financial Reporting at General Dynamics Advanced Information Systems from 2001 to 2010. Moss holds a bachelor’s degree in accounting from the University of Illinois.

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